Exhibit 5.1

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February 3, 2021

InspireMD, Inc.
4 Menorat Hamaor St.
Tel Aviv, Israel, 6744832

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to InspireMD, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s (1) registration statement on Form S-1, Registration No. 333-252199, under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 19, 2021, as thereafter amended or supplemented (the “Initial Registration Statement”) and (2) second registration statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”). This opinion letter is being furnished to you in connection with your filing of the 462(b) Registration Statement. The 462(b) Registration Statement relates to the registration of the proposed offer and sale of (A) a proposed maximum aggregate offering price of $3,450,000 of (i) common units (“Common Units”), with each Common Unit being comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and each such share of Common Stock, a “Share” and collectively, the “Shares”) and one Series G warrant (collectively, the “Series G Warrants”) to purchase one-half of one share of Common Stock (the shares issuable upon exercise of the Series G Warrants, the “Series G Warrant Shares”) and (ii) pre-funded units (“Pre-Funded Units” and, together with the Common Units, the “Units”), with each Pre-Funded Unit being comprised of one pre-funded warrant (collectively, the “Pre-Funded Warrants” and, together with the Series G Warrants, the “Offering Warrants”) to purchase one share of Common Stock (the shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares” and, together with the Series G Warrant Shares, the “Warrant Shares”) and one Series G Warrant, and (B) a proposed maximum aggregate offering price of $189,750 of warrants (the “Underwriter Warrants” and, together with the Offering Warrants, the “Warrants”) to purchase shares of Common Stock (the “Underwriter Warrant Shares” and, together with the Offering Warrant Shares, the “Warrant Shares”) to be issued to A.G.P./Alliance Global Partners (the “Underwriter”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter, substantially in the form of which to be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Common Units, Pre-Funded Units, the Shares, the Offering Warrants and the Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statements, the authorization and issuance of the Securities and related matters, (iii) the Registration Statements and all exhibits thereto, (iv) the form of Underwriting Agreement to be entered into with the Underwriter, (v) the forms of the Warrants, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have assumed that the specific terms of the sale of Securities will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware.

We do not express any opinion herein concerning any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	the Common Units, the Pre-funded Units and the Warrants have been duly authorized by the Company and when executed, issued and delivered by the Company against payment therefor in accordance with Underwriting Agreement and in a manner described in the Initial Registration Statement, such Securities will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	the Shares underlying the Common Units and the Pre-Funded Units have been duly authorized by the Company and when issued and delivered by the Company in accordance with Underwriting Agreement and in a manner described in the Initial Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

3.	the Warrant Shares have been duly authorized by the Company, and assuming that the full consideration for each Warrant Share issuable upon exercise of the Offering Warrants is received by the Company, and the Offering Warrants are exercised, in accordance with their terms, and are executed, issued and delivered by the Company against payment therefor in accordance with the Offering Warrants and in a manner described in the Initial Registration Statement, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the 462(b) Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Initial Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP